Exhibit 2.3

Execution Copy

SECOND ADDENDUM TO SHARE SALE AND PURCHASE AGREEMENT

This second addendum (this “Second Addendum”) to share sale and purchase agreement entered into among the Parties (as defined below) on December 2, 2015 (the “Agreement”), as amended by the Addendum to Share Sale and Purchase Agreement dated March 1, 2016 (the “First Addendum”), has been made on March 3, 2016, by and among:

1.	Altor Fund II GP Limited, a company duly incorporated and organized under the laws of Jersey, having its principal office at 11-15 Seaton Place, St Helier, Jersey JE4 0QH Channel Islands, as general partner of Altor Fund II (No. 1) Limited Partnership, Altor Fund II (No. 2) Limited Partnership, Altor Fund II (No. 3) Limited Partnership and as investment manager to Altor Fund II (No. 4) Limited (“Altor”);

2.	Åkers Holding AB, a company limited by shares incorporated in Sweden under company registration number 556754-1585 having its principal office at 647 83 Åkers Styckebruk, Sweden (“Seller”);

3.	Ampco-Pittsburgh Corporation, a Pennsylvania corporation, having its principal office at 726 Bell Avenue, Suite 301, P.O. Box 457, Carnegie, PA 15106, USA, or any of its Affiliates it may designate (“Ampco” or “Buyer”); and

4.	Ampco UES Sub, Inc., a Delaware corporation, having its principal office at 103 Foulk Road, Suite 202, Wilmington, Delaware 19803, USA (“US Buyer”).

Buyer and the US Buyer are below jointly referred to as Buyers. Buyers, Altor and Seller are jointly referred to as the “Parties”.

1.	Background

1.1	The Parties wish to make the following amendments to the Agreement pursuant to Clause 21.2 of the Agreement.

1.2	All capitalized terms used and not defined in this Addendum have the meanings given to them in the Agreement. References to Clauses shall mean Clauses in the Agreement save where otherwise stated herein.

2.	Items relating to the Certificate of Bring-Down of Disclosures

2.1	Reference is made to the Certificate of Bring-Down of Disclosures, dated March 3, 2016, delivered by Seller to Buyers at the Closing (the “Bring-Down Certificate”).

2.2	It is noted that Buyers disagree with the classification of the reserve for workers’ compensation in item c) of the Bring-Down Certificate as a long-term liability not to be included in the Net Working Capital. Buyers reserve every right under the Agreement in relation to item c) of the Bring-Down Certificate and specifically the right to address the issue of the reserve for workers’ compensation in the Purchase Price adjustment pursuant to Clause 8.

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2.3	The Parties acknowledge that the matter identified in paragraph (j) of Appendix 1 to the Bring-Down Certificate (defined in the Bring-Down Certificate as the Hahn Claim) constitutes an Excluded Loss.

2.4	The Parties acknowledge that the matter identified in paragraph (k) of Appendix 1 to the Bring-Down Certificate (defined in the Bring-Down Certificate as the ENI Claim) constitutes an Excluded Loss.

2.5	The following provision shall be added to Clause 6 of the Agreement:

6.11	Undertaking with respect to Certain Reports

Promptly following the Closing, Seller shall, at its own expense, use commercially reasonable efforts to recover the technical reports and research and development reports of the Acquired Companies referenced in paragraph (b) of Appendix 1 to the Bring-Down Certificate, subject to Ampco, its Affiliates, and the Acquired Companies providing, at Seller’s expense, any assistance reasonably requested by Seller in relation thereto.

3.	Miscellaneous

3.1	Except as expressly modified by this Second Addendum, all terms and provisions of the Agreement, as amended by the First Addendum, shall remain in full force and effect and are hereby ratified and confirmed in respect by the Parties as if herein set forth in their entirety. All references in the Agreement to “this Agreement”, “hereof”, “hereby”, “hereto”, and the like shall, upon execution and delivery of this Second Addendum, mean the Agreement, as amended by the First Addendum, as hereby amended and supplemented by this Second Addendum.

3.2	This Second Addendum shall form an integral part of the Agreement and thus Clause 22 of the Agreement shall apply to this Second Addendum.

[(Signature page follows)]

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The Second Addendum has been executed in four copies, of which each Party has taken one.

Place:

Date:

ÅKERS HOLDING AB

By:	/s/ Ulf Johansson
Authorized Person and Attorney-in-Fact for Åkers Holding AB

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The Second Addendum has been executed in four copies, of which each Party has taken one.

Place:

Date:

ALTOR FUND II GP LIMITED as general partner of Altor Fund II (No. 1) Limited Partnership, Altor Fund II (No. 2) Limited Partnership, Altor Fund II (No. 3) Limited Partnership and as investment manager to Altor Fund II (No. 4) Limited

By:	/s/ Ulf Johansson
Authorized Person and Attorney-in-Fact for Altor Fund II GP Limited

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The Second Addendum has been executed in four copies, of which each Party has taken one.

Place:

Date:

AMPCO-PITTSBURGH CORPORATION

By:	/s/ John S. Stanik

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The Second Addendum has been executed in four copies, of which each Party has taken one.

Place:

Date:

AMPCO UES SUB, INC.

By:	/s/ John S. Stanik